EXHIBIT 99.1

To:  All ELEKTRYON shareholders                             February 11, 2002

From:  Michael Holmstrom, President


On February 1, 2002, Elektryon filed for a reorganization under Chapter 11 of the bankruptcy code in the US Bankruptcy Court, District of Nevada. The Company has settled with all its known, legitimate creditors. It is our expectation therefore, that the shareholders will be the principle beneficiaries of the proposed Ocean Power transaction described below. The filing was done as a condition to the consummation of a proposed Ocean Power transaction which we first reported to you in October. As we reported at that time, as I reported before, the Company signed a non-binding letter of intent to merge the Company with Ocean Power Corporation, a Nasdaq OTC Bulletin Board company (Symbol:
PWRE.OB). On January 29, 2002 a term sheet outlining the details of a proposed transaction between the parties was signed by Ocean Power and Elektryon. The revised proposed transaction is subject to, among other things, final approval of the boards of each company, a convertible debt facility of $250,000 to Ocean Power by directors and other shareholders of Elektryon, and approval of the bankruptcy court. Ocean Power's board of directors concluded that purchase of Elektryon's assets in a bankruptcy reorganization of Elektryon was the most efficient mechanism for concluding this transaction in order to protect the shareholders of both companies.

The basic terms of the proposed transaction are as follows:

   o Ocean Power will purchase the assets of Elektryon, including, among other things, its patents and Powr/Mastr units
   o The transaction is to close within 10 days of the expiration of the appeal period of an order issued by the Bankruptcy Court approving a sale of Elektryon's assets to Ocean Power pursuant to an Asset Purchase Agreement to be entered into by Ocean Power and Elektryon.


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Payments


   o Ocean Power will issue Ocean Power stock to Elektryon upon closing valued at $7 million (based upon a minimum Ocean Power stock price of $2 or the average price for 20 days preceding the closing, whichever is higher) o Ocean Power will issue to Elektryon
   o Ocean Power stock valued at $8 million (based upon a minimum price of $4 per share or the average price for 20 days preceding the achievement of this milestone, whichever is higher) if and when the first of the following occurs:
         o Ocean Power certifies 10,000 hours failure free operation of a Powr/Mastr unit at 90KW and meets Southern California air quality standards
         o The Powr/Mastr line achieves three months sales totaling $6.25 million with a gross margin of at least 30%
   o Ocean Power will issue to Elektryon Ocean Power stock to Elektryon valued at $10 million (based upon a minimum price of $6 per share or the 20 day average prior to achieving this milestone, whichever is greater) if and when the second of the two events in the preceding bullet point is achieved.

Elektryon intends to propose a plan of reorganization pursuant to which a distribution of Ocean Power shares will be made to Elektryon shareholders in direct proportion to their holdings in Elektryon as soon as practicable following the first closing. Future tranches of Ocean Power shares, should the milestones be met, will be issued directly to Elektryon shareholders by Ocean Power.

While we are hopeful that the proposed transaction can be completed and the plan of reorganization can be filed and confirmed in a reasonable time frame, we can offer no assurance when or whether the transaction will be completed or if the plan of reorganization can be confirmed. Joanne Firstenberg and I will continue to manage the affairs of the Company under the jurisdiction of the Court, and we again thank you for your cooperation and patience. As always, we are available to speak with any of you.


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Sincerely,


Michael E. Holmstrom
President